Exhibit 16.1

April 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statement made by Lilis Energy, Inc. under Item 4.01 of its Form 8-K dated April 13, 2017. We agree with the statement concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Lilis Energy, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP